UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2005

CHICAGO BRIDGE & IRON COMPANY N.V.

(Exact name of registrant as specified in its charter)

The Netherlands
(State or other jurisdiction of incorporation)

1-12815 (Commission File Number)	N.A. (IRS Employer Identification No.)

Polarisavenue 31 2132 JH Hoofddorp The Netherlands (Address of principal executive offices)	N.A. (Zip Code)

Registrant’s telephone number, including area code: 31-23-568-5660

N.A.
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     We have entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 12, 2005 among Chicago Bridge & Iron Company N.V., the Subsidiary Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A., as Syndication Agent. The Credit Agreement is a committed and unsecured five-year revolving credit agreement with an aggregate capacity of $600 million, which may be increased to $700 million. The Credit Agreement amends and restates the Company’s existing Three-Year Credit Agreement and Five-Year Credit Agreement, each dated as of August 22, 2003.

     The Credit Agreement provides for a $600 million revolving loan facility, the entire amount of which is available to issue performance letters of credit and/or up to $350 million of which is available for revolving loans for general corporate purposes, including working capital purposes and financing permitted acquisitions, and to issue financial letters of credit. The Credit Agreement expires and is repayable on May 12, 2010.

     The Credit Agreement contains restrictive financial covenants, including a minimum net worth, maximum fixed charge coverage ratio and a maximum leverage ratio. The Credit Agreement also places restrictions on us with regard to subsidiary indebtedness, sales of assets, liens, investments, contingent obligations, type of business conducted, affiliate transactions, sales and leasebacks, and mergers and acquisitions, among other restrictions. In addition to interest on debt borrowings, we are assessed quarterly commitment fees on the unutilized portion of the credit facilities as well as letter of credit fees on outstanding instruments. The interest rate, letter of credit fee and commitment fee percentages are based upon our then applicable leverage ratio.

     Affiliates of Bank of America, N.A., Credit Suisse First Boston and Hibernia National Bank have served as underwriters for certain of our past underwritten public offerings, and Banc One Capital Markets, an affiliate of a predecessor of JPMorgan Chase Bank, has served as placement agent in connection with a prior private offering. In addition, we have a financial advisory agreement with Credit Suisse First Boston and The Bank of New York is our Registrar and Transfer Agent.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

10.1	Amended and Restated Credit Agreement dated as of May 12, 2005 among Chicago Bridge & Iron Company N.V., the Subsidiary Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent

99.1	Company Press Release dated May 17, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V. By: Chicago Bridge & Iron Company B.V. Its: Managing Director
Date: May 17, 2005	By:	/s/ Richard E. Goodrich
Richard E. Goodrich
Managing Director

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement dated as of May 12, 2005 among Chicago Bridge & Iron Company N.V., the Subsidiary Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent

99.1	Company Press Release dated May 17, 2005